UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   PLAUMANN, MARK L.
   3600 WEST SEGERSTROM AVENUE
   SANTA ANA, CA  92704
   USA
2. Issuer Name and Ticker or Trading Symbol
   WAHLCO ENVIRONMENTAL SYSTEMS, INC.
   WAL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   MAY 26, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
EMPLOYEE STOCK OPTION |4.90    |05/19|D*  |V|5,000      |D  |(1)  |08/02|COMMON STOCK|5,000  |       |-0-         |D  |            |
(right to buy)        |        |/98  |    | |           |   |     |/06  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
DIRECTOR STOCK OPTION |0.875   |05/19|A   |V|50,000     |A  |(2)  |05/19|COMMON STOCK|50,000 |       |50,000      |D  |            |
(right to buy)        |        |/98  |    | |           |   |     |/08  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
NOTE: ALL SHARE AND PER-SHARE NUMBERS OF THE DERIVATIVE SECURITIES DISPOSED OF HAVE BEEN
ADJUSTED TO REFLECT
A
            ONE-FOR-TEN REVERSE STOCK SPLIT EFFECTED AT THE CLOSE OF BUSINESS ON MAY 15, 1998.
* Cancellation of a stock option in connection with the grant of a replacement option.
(1) Exercisable in four equal annual installments on the first four anniversaries of the grant date.
(2) Exercisable as to one-half of the shares on the grant date, 8,000 shares on each of the next two anniversaries of the grant date, and the balance on the third anniversary of the grant date.
SIGNATURE OF REPORTING PERSON
Mark L. Plaumann
DATE
May 27, 1998